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                                                                    EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated November 16, 1999, except for the third paragraph of Note 1 and Note 12, as to which the date is December 6, 1999, related to the consolidated balance sheet of FiberChem, Inc. and subsidiaries as of September 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the September 30, 1999 annual report on Form 10-KSB of FiberChem, Inc. and its subsidiaries.

                                              GOLDSTEIN GOLUB KESSLER LLP

New York, New York
March 1, 2000